Exhibit 99.1

News Release
Weatherford Reports Third Quarter Income from Continuing Operations of $0.55 Per Diluted Share, Before Non-Recurring Items
28 Percent Increase Over Prior Year
HOUSTON, October 20, 2008 — Weatherford International Ltd. (NYSE: WFT) today reported third quarter 2008 income from continuing operations of $384 million, or $0.55 per diluted share, excluding an after tax loss from non-recurring items of $0.02. Third quarter diluted earnings per share from continuing operations reflect an improvement of 28 percent over the third quarter of 2007 diluted earnings per share from continuing operations of $0.43, before non-recurring items. The non-recurring items in the third quarter of 2008 results include investigation and exit costs incurred in connection with the company’s withdrawal from sanctioned countries.
Third quarter revenues were $2,541 million, or 29 percent higher than the same period last year, against a backdrop of an 11 percent increase in rig count activity. This is the highest level of quarterly revenue in the company’s history.
Sequentially, the company’s third quarter diluted earnings per share from continuing operations, before non-recurring items, were $0.12 higher than the second quarter 2008 diluted earnings per share from continuing operations of $0.43, before non-recurring items.

In the first nine months of 2008, revenues were $7.0 billion and income from continuing operations before non-recurring items was $1,035 million, or $1.48 per diluted share.  In 2007, the company reported revenues for the first nine months of $5.6 billion and income from continuing operations before non-recurring items of $819 million, or $1.18 per diluted share.
North America
Revenues for the quarter were $1,180 million. This is a 19 percent increase over the same quarter in the prior year, as compared to a 13 percent rig count increase. Sequentially, revenues increased 17 percent. All product lines grew, other than well construction which experienced significant downtime due to hurricanes.
Operating income of $313 million was 18 percent higher than the same quarter in the prior year and 40 percent higher sequentially due to the seasonal recovery in Canadian activity offset by the impact of hurricanes.
Middle East/North Africa/Asia
Third quarter revenues of $638 million were 40 percent higher than the third quarter of 2007 and 15 percent higher than the prior quarter. Algeria, Libya, Saudi Arabia, India, China and Malaysia were standout performers. By product line, artificial lift, drilling services, integrated drilling, drilling tools and wireline all experienced significant increases.
The current quarter’s operating income of $146 million improved 41 percent as compared to the same quarter in the prior year and increased 12 percent as compared to the prior quarter.

Europe/West Africa/CIS
Third quarter revenues of $409 million were 33 percent higher than the third quarter of 2007 and five percent higher than the prior quarter. Central Europe, Russia and Kazakhstan saw strong improvements on a sequential basis. Substantial growth was experienced in our drilling services, wireline and stimulation and chemicals product lines.
The current quarter’s operating income of $102 million improved 31 percent as compared to the same quarter in the prior year and three percent sequentially.
Latin America
Third quarter revenues of $314 million were 47 percent higher than the third quarter of 2007 and 16 percent higher than the prior quarter. On a sequential basis, Argentina, Brazil, Mexico and Venezuela were the top performing countries. Revenue grew across all product lines, with drilling services, completion and integrated drilling standing out as the top performers.
The current quarter’s operating income of $70 million improved 53 percent as compared to the same quarter in the prior year and was 19 percent higher when compared to the second quarter of 2008.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call

The company will host a conference call with financial analysts to discuss the 2008 third quarter results on October 20, 2008 at 9:30 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 46,700 people worldwide.
# # #

Contact:	Andrew P. Becnel	(713) 693-4136
Chief Financial Officer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Net Revenues:
North America	$1,179,605	$993,828	$3,282,211	$2,883,825
Middle East/North Africa/Asia	637,872	455,932	1,716,007	1,286,022
Europe/West Africa/CIS	408,993	308,587	1,146,185	844,184
Latin America	314,326	213,644	821,535	626,190

	2,540,796	1,971,991	6,965,938	5,640,221

Operating Income (Expense):
North America	312,887	264,183	828,792	756,661
Middle East/North Africa/Asia	146,450	103,839	397,774	284,310
Europe/West Africa/CIS	102,385	77,886	294,614	202,911
Latin America	69,521	45,453	188,374	139,784
Research and Development	(52,026)	(43,199)	(139,095)	(124,413)
Corporate Expenses	(30,750)	(24,945)	(99,657)	(75,565)
Exit and Restructuring	(13,727)	(3,628)	(23,604)	(20,944)

	534,740	419,589	1,447,198	1,162,744

Other Income (Expense):
Interest Expense, Net	(60,521)	(50,194)	(175,723)	(119,258)
Other, Net	(8,243)	1,282	(13,026)	(7,024)

Income from Continuing Operations
Before Income Taxes and Minority Interest	465,976	370,677	1,258,449	1,036,462

Provision for Income Taxes:
Provision for Operations	(82,990)	(71,075)	(221,796)	(223,818)
Tax Charges and Benefit From Exit and Restructuring	—	646	7,306	(43,260)

	(82,990)	(70,429)	(214,490)	(267,078)

Income from Continuing Operations Before Minority Interest	382,986	300,248	1,043,959	769,384
Minority Interest, Net of Taxes	(12,386)	(5,324)	(25,246)	(14,161)

Income from Continuing Operations	$370,600	$294,924	$1,018,713	$755,223
Loss from Discontinued Operation, Net of Taxes	—	(2,211)	(12,928)	(15,628)

Net Income	$370,600	$292,713	$1,005,785	$739,595

Basic Earnings Per Share:
Income from Continuing Operations	$0.54	$0.44	$1.49	$1.12
Loss from Discontinued Operation	—	(0.01)	(0.01)	(0.03)

Net Income	$0.54	$0.43	$1.48	$1.09

Diluted Earnings Per Share:
Income from Continuing Operations	$0.53	$0.42	$1.46	$1.09
Loss from Discontinued Operation	—	—	(0.02)	(0.03)

Net Income	$0.53	$0.42	$1.44	$1.06

Weighted Average Shares Outstanding:
Basic	682,532	676,352	681,531	677,012
Diluted	701,284	696,496	700,099	694,916

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007

Net Revenues:
North America	$1,179,605	$1,012,244	$1,090,362	$1,053,631	$993,828
Middle East/North Africa/Asia	637,872	556,251	521,884	537,747	455,932
Europe/West Africa/CIS	408,993	389,563	347,629	344,335	308,587
Latin America	314,326	271,192	236,017	256,128	213,644

	$2,540,796	$2,229,250	$2,195,892	$2,191,841	$1,971,991

Operating Income (Expense):
North America	$312,887	$224,252	$291,653	$256,427	$264,183
Middle East/North Africa/Asia	146,450	130,650	120,674	131,953	103,839
Europe/West Africa/CIS	102,385	99,016	93,213	90,935	77,886
Latin America	69,521	58,355	60,498	63,427	45,453
Research and Development	(52,026)	(44,430)	(42,639)	(44,904)	(43,199)
Corporate Expenses	(30,750)	(35,275)	(33,632)	(26,403)	(24,945)
Exit and Restructuring	(13,727)	64,356	(74,233)	(9,843)	(3,628)

	$534,740	$496,924	$415,534	$461,592	$419,589

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007

Depreciation and Amortization:
North America	$79,619	$75,093	$74,787	$74,452	$74,047
Middle East/North Africa/Asia	49,138	45,982	45,736	44,220	40,983
Europe/West Africa/CIS	31,911	27,600	26,621	24,671	22,926
Latin America	23,561	20,368	19,682	21,352	18,880
Research and Development	1,902	1,867	1,694	1,671	1,678
Corporate	1,000	800	768	825	463

	$187,131	$171,710	$169,288	$167,191	$158,977

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2008, June 30, 2008, and September 30, 2007 and for the nine months ended September 30, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2008		2008		2007		2008		2007

Operating Income:
GAAP Operating Income	$534,740		$496,924		$419,589		$1,447,198		$1,162,744
Exit and Restructuring	13,727	(a)	(64,356	)(b)	3,628	(c)	23,604	(d)	20,944	(e)

Non-GAAP Operating Income	$548,467		$432,568		$423,217		$1,470,802		$1,183,688

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(82,990)		$(57,875)		$(70,429)		$(214,490)		$(267,078)
Tax impact of Exit and Restructuring	—		—		(646	)(c)	(7,306	)(d)	(6,740	)(e)
Other Charges	—		—		—		—		50,000	(e)

Non-GAAP Provision for Income Taxes	$(82,990)		$(57,875)		$(71,075)		$(221,796)		$(223,818)

Income from Continuing Operations:
GAAP Income from Continuing Operations	$370,600		$364,044		$294,924		$1,018,713		$755,223
Total Exit and Restructuring and Other Charges, net of tax	13,727	(a)	(64,356	)(b)	2,982	(c)	16,298	(d)	64,204	(e)

Non-GAAP Income from Continuing Operations	$384,327		$299,688		$297,906		$1,035,011		$819,427

Diluted Earnings Per Share From Continuing Operations:
GAAP Diluted Earnings per Share From Continuing Operations	$0.53		$0.52		$0.42		$1.46		$1.09
Total Exit and Restructuring and Other Charges, net of tax	0.02	(a)	(0.09	)(b)	0.01	(c)	0.02	(d)	0.09	(e)

Non-GAAP Diluted Earnings per Share From Continuing Operations	$0.55		$0.43		$0.43		$1.48		$1.18

Note (a):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to the Company’s withdrawal from sanctioned countries.

Note (b):	This amount represents a gain on the restructuring of a Qatar operation into a JV, partially offset by investigation and exit costs incurred in connection with the Company’s withdrawal from sanctioned countries.

Note (c):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government.

Note (d):	This amount represents a gain on the restructuring of a Qatar operation into a JV, partially offset by investigation and exit costs incurred in connection with the Company’s withdrawal from sanctioned countries.

Note (e):	This amount represents severance charges incurred in connection with the Company’s restructuring activities and investigation costs incurred in connection with on-going investigations by the U.S. government. In addition, the Company incurred a tax charge of $50 million for withholding taxes required to be paid on a distribution made by the Company to one of its foreign subsidiaries.